Exhibit 10.7
Execution Version
CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
RESEARCH COLLABORATION AND OPTION AGREEMENT
This RESEARCH COLLABORATION AND OPTION AGREEMENT (this “Agreement”), effective as of the 12th day of April, 2024 (the “Effective Date”) is made by and between Bambusa Therapeutics, Inc. (“Bambusa”), a corporation organized and existing under the laws of the State of Delaware and having a place of business at National Registered Agents, Inc., 1209 Orange Street, in the city of Wilmington, county of New Castle, State of Delaware, the United States, and Biotheus Inc. (in Chinese: _______________) (“Biotheus” and, together with Bambusa, the “Parties”), a limited liability company organized and existing under the laws of People’s Republic of China, with offices at Unit 10-B, Building 4, No. 1 Keji 7th Road, Tangjiawan Town, Xiangzhou District, Zhuhai City, Guangdong Province, the People’s Republic of China (“PRC”).
RECITALS
WHEREAS, Biotheus has skills, expertise and proprietary technology for the discovery, generation and optimization of immunotherapy antibodies;
WHEREAS, Bambusa is a company engaged in the research, development and commercialization of pharmaceutical products;
WHEREAS, Bambusa desires to engage Biotheus to identify, evaluate and deliver one or more bispecific antibody candidates directed to certain mutually agreed therapeutic targets;
WHEREAS, Bambusa desires to obtain from Biotheus, and Biotheus desires to grant to Bambusa, an exclusive option to enter into separate license agreements to develop, manufacture and commercialize the resulting bispecific antibodies with respect to a given target, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Parties hereto hereby agree as follows:
1.Definitions.
Whenever used in this Agreement, the following terms shall have the following meanings:
1.1.“Abandoned Compounds” shall have the meaning set forth in Section 5.1.
1.2.“Abandoned Target Combinations” shall have the meaning set forth in Section 5.1.
1.3.“Affiliate” means, with respect to a given Party, any Person that, either directly or indirectly, through one or more intermediates, controls, is controlled by or is under common control with, such Party. For purposes hereof, “control” means direct or indirect beneficial ownership of at least fifty percent (50%), or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a given Person, whether through the ownership of voting securities, by contract, or otherwise.
1.4.“Background IP” means, in respect of any Party, any Intellectual Property Rights Controlled by such Party before the Effective Date or is later developed or otherwise acquired by such Party independently of performing its obligations under this Agreement and which is used or is required for use in connection with any Research Program contemplated under this Agreement.
1.5.“Biotheus Excluded Target Combination List” shall have the meaning set forth in Section 2.2.
1.6.“Biotheus Licensing Net Proceeds” shall have the meaning set forth in Section 5.2.
1.7.“Biotheus Upstream License” means [***].
1.8.“Biotheus Upstream Licensor” means Alloy Therapeutics, LLC.
1.9.“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in the State of New York or the State of Delaware, the United States or the PRC.
1.10.“Calendar Quarter” means each period of three consecutive calendar months ending on March 31, June 30, September 30, or December 31, except that the first Calendar Quarter of the Term will commence on the Effective Date, and the last Calendar Quarter of the Term will end on the effective date of the termination or expiration of this Agreement.
1.11.“Calendar Year” means the one (1) year period beginning on January 1 and ending on December 31.
1.12.“Clinical Trial” means a study in which human subjects or patients are dosed with a drug, whether approved or investigational.
1.13.“Confidential Information” means, with respect to a Party, all confidential and proprietary information, including chemical or biological materials, chemical structures, sequence information, commercialization plans, correspondence, customer lists, data, development plans, formulae, improvements, Know-How, processes, regulatory filings, reports, strategies, techniques, or other information, in each case, that are disclosed by or on behalf of such Party to the other Party pursuant to this Agreement, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic, or electronic form. For the avoidance of doubt, the Data Package shall be the Confidential Information of Biotheus.
1.14.“Control” or “Controlled” means, with respect to (a) Patents, (b) Know-How or (c)

biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patents, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patents, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party and without the obligation by such Party to make any sublicensing fee or similar payment to such third party in order to effect such transfer of rights. Notwithstanding anything in this Agreement to the contrary, a Party and its Affiliates will be deemed to not Control any Know-How, Patents, or other Intellectual Property Rights that are in-licensed or acquired by such Party or its Affiliates from a Third Party after the Effective Date, unless the other Party agrees to (a) comply with the terms and conditions of the agreement under which such Know-How, Patents, or other Intellectual Property Rights were in-licensed or acquired by such Party; and (b) pay all amounts that such Party would be obligated to pay in connection with the grant, maintenance and exercise of a (sub)license as set forth in the applicable License Agreement.
1.15.“Cover,” “Covered” or “Covering” means, with reference to a Patent and a product, composition, article of manufacture, or method, that the manufacture, practice, use, offer for sale, sale or importation of the product, composition, article of manufacture, or method, would infringe a Valid Claim of such Patent, or with respect to a Valid Claim of a pending application for Patent, would infringe such Valid Claim if it were issued in the form pending, in each case in the country in which such activity occurs without a license thereto (or ownership thereof).
1.16.“Data Package” means, on a Research Program-by-Research Program basis, with respect to any Lead Development Candidate under such Research Program that Biotheus has determined meets the applicable DC Criteria, a data package containing the following, in each case to the extent not previously provided to the JSC: (a) chemical structure and sequence information for the Lead Development Candidate and any other Development Candidate under such Research Program that has been created (b) the key data Controlled by Biotheus relating to the Lead Development Candidate; and (c) a reasonably detailed analysis of such key data demonstrating that the Lead Development Candidate meets the applicable DC Criteria; and (d) a list of Patents (if any) Covering the Lead Development Candidate.
1.17.“DC Criteria” means the criteria established and agreed by the Parties (acting reasonably and in an expedient manner) and set forth in the Research Plan for determining if a Development Candidate under a Research Program has sufficient developmental potential and qualities for further optimization and development, as such criteria may be amended from time to time by the JSC.
1.18.“Development Candidates” means any and all bispecific antibodies that are Directed To a particular Selected Target Combination and that are discovered, generated, identified or characterized by Biotheus in the course of performing the applicable Research Program.
1.19.“Directed To” means, with respect to a Target Combination, any compound that demonstrates meaningful affinity towards each member of the Target Combination and directly and specifically activates, inhibits, antagonizes, or otherwise modulates the activity of each member of such Target Combination as a primary mechanism of action.
1.20.“Disclosing Party” shall have the meaning set forth in Section 11.1.
1.21. “End-of-Phase II Meeting” shall have the meaning set forth in Section 5.2.
1.22. “Executive Officer” means, with respect to Biotheus, the CEO or other senior executive designated by Biotheus for such purpose; with respect to Bambusa, the CEO or other senior executive designated by Bambusa for such purpose.
1.23.“Field” means all fields of use.
1.24. “Force Majeure” means, with respect to a Party, an event beyond such Party’s reasonable control, which by its nature could not reasonably have been foreseen by such Party, or, if it could reasonably have been foreseen, was unavoidable, including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, regional or worldwide epidemic, pandemic, war, civil unrest, acts of terrorism, accident, destruction or other casualty.
1.25.“Gatekeeper” means [***] or such other person as the Parties may agree from time to time.
1.26.“Indemnitee” shall have the meaning set forth in Section 12.1.
1.27.“Information Request” shall have the meaning set forth in Section 4.3.
1.28.“Initial Nominated Target Combinations” mean (i) the Target Combination [***] under [***] and (ii) the Target Combination [***] under [***].
1.29. “Initial Term” shall have the meaning set forth in Section 9.1.
1.30.“Intellectual Property Rights” means any and all intellectual property or other proprietary rights, including (a) Patents; and (b) Know-How.
1.31.“I&I Field” means the treatment, palliation, diagnosis or prevention of inflammatory diseases and immunology.
1.32.“JSC” shall have the meaning set forth in Section 3.1.
1.33.“Know-How” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), clinical and non-clinical study reports, clinical and non-clinical data, regulatory filings and regulatory submission documents and summaries, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and analytical and quality control data, stability data, studies and procedures and any other know-how, and any physical embodiments of any of the foregoing.
1.34.“Losses” shall have the meaning set forth in Section 12.1.
1.35.“License Agreement” shall have the meaning set forth in Section 4.5.
1.36.“Licensed Compound” shall have the meaning set forth in Section 4.5(i).
1.37.“License Effective Date” means with respect to a License Agreement, the effective date of such License Agreement.
1.38. “Lead Development Candidate” shall have the meaning set forth in Section 4.1.
1.39.“Licensed IP” means the Licensed Know-How and the Licensed Patents.
1.40.“Licensed Know-How” means, with respect to a particular Research Program, all Know-How that are: (i) Controlled by Biotheus and/or its Affiliates as of the License Effective Date or during the term of the applicable License Agreement, other than the Joint Know-How (as defined in Appendix I attached hereto); and (ii) that is necessary or reasonably useful to develop, use, manufacture or commercialize the applicable Licensed Compounds in such Research Program in the Field in the Territory. Notwithstanding the foregoing, Licensed Know-How shall not include (i) any Know- How Controlled by any Third Party that becomes an Affiliate of Biotheus after the Effective Date as a result of a merger, acquisition or other similar transaction, and (ii) any Know-How that is related to any other proprietary compound or product Controlled by Biotheus or any of its Affiliates and is not necessary or reasonably useful to develop, use, manufacture or commercialize the applicable Licensed Compounds in the Field in the Territory.
1.41.“Licensed Patents” means, with respect to a particular Research Program, all Patents that are Controlled by Biotheus and/or any of its Affiliates as of the License Effective Date or during the term of the applicable License Agreement, other than the Joint Patents (as defined in Appendix I attached hereto) and that Cover the applicable Licensed Compound in such Research Program in the Territory. Notwithstanding the foregoing, Licensed Patents shall not include (i) any Patent Controlled by any Third Party that becomes an Affiliate of Biotheus after the License Effective Date as a result of a merger, acquisition or other similar transaction and (ii) any Patent that Covers any other proprietary compound or product Controlled by Biotheus or any of its Affiliates provided that such Patent does not Cover the applicable Licensed Compound.
1.42.“Licensed Target Combination” shall have the meaning set forth in Section 4.5(i).

1.43.“New Compound” shall have the meaning set forth in Section 6.1.
1.44.“New Compound Election Notice” shall have the meaning set forth in Section 6.1.
1.45.“Negotiation Period” shall have the meaning set forth in Section 4.5.
1.46.“Option” shall have the meaning set forth in Section 4.4.
1.47.“Option Compound” shall have the meaning set forth in Section 4.2.
1.48.“Option Period” means, on a Research Program-by-Research Program basis, (a) commencing on the date when the JSC has determined that the Lead Development Candidate for such Research Program meets the DC Criteria therefor and constitutes an Option Compound in accordance with Section 4.5 (such date, the “Option Start Date”), and (b) ending twelve (12) months following such Option Start Date. The Option Period may be extended for three (3) months upon mutual agreement of the Parties.
1.49.“Patents” means: (a) any national, regional or international patent or patent application, including any provisional patent application, (b) any patent application filed either from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application, (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention, (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.
1.50.“Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association or other entity.
1.51.“Phase 1 Clinical Trial” means a Clinical Trial that generally provides for the first introduction into humans of a product with the primary purpose of determining initial safety or tolerance, metabolism and PK/PD properties of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation).
1.52.“Phase II Clinical Trial” means a Clinical Trial, the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical product is safe for its intended use and to obtain sufficient information about such product’s efficacy for its intended use (proof of concept) in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), to permit the design of further Clinical Trials.
1.53.“Phase III Clinical Trial” means a pivotal/registrational Clinical Trial with a defined dose or a set of defined doses of a product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an application for marketing authorization of such product. For clarity, a phase IIb clinical trial may be a Phase III Clinical Trial.
1.54.“Product(s)” means a pharmaceutical composition, formulation or other product comprising a Licensed Compound, in final form suitable for human use.
1.55.“Proposed Target Combination” shall have the meaning set forth in Section 2.2.
1.56.“Prosecution and Maintenance” means, with regard to a Patent, the preparation, filing, prosecution and maintenance (including payment of any patent annuity fees) of such Patent, as well as reexaminations, reissues, appeals, post grant reviews (PGRs), inter partes reviews (IPRs) and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, positions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” will not include any other enforcement actions taken with respect to a Patent.
1.57.“Receiving Party” shall have the meaning set forth in Section 11.1.
1.58.“Representatives” of a Party means such Party’s Affiliates, its and such Party’s Affiliates’ officers, directors, employees, contractors, subcontractors, agents and consultants.
1.59.“Research Fee” shall have the meaning set forth in Section 2.7.
1.60.“Research Plan” shall have the meaning set forth in Section 2.4.
1.61.“Research Program” means a research program agreed by the Parties to identify one or more Lead Development Candidates Directed To one Selected Target Combination and to perform such additional research activities with respect to such Selected Target Combination as set forth in the applicable Research Plan.
1.62.“Research Term” means, with respect to a given Research Program, the time period commencing on the date that the initial Research Plan for such Research Program is submitted by Biotheus to JSC, and, unless terminated by the JSC pursuant to Section 3.2 or terminated pursuant to Article 9, ending on the earliest of: (A) when a Lead Development Candidate under such Research Program achieves the applicable DC Criteria (as determined by the JSC in accordance with Section 4.2); (B) the completion of the activities under the Research Plan for such Research Program if no Development Candidate achieves the applicable DC Criteria; or (C)

the expiration of the Initial Term with respect to such Research Program, subject to renewal pursuant to Section 9.1.
1.63.“Revenue Sharing” shall have the meaning set forth in Section 5.2.
1.64.“Securities Regulators” shall have the meaning set forth in Section 11.3(i)(a).
1.65.“Selected Compound” shall have the meaning set forth in Section 4.4.
1.66.“Selected Target Combination” shall have the meaning set forth in Section 2.1.
1.67.“Selected Target Combination List” shall have the meaning set forth in Section 2.3.
1.68.“Target” means any protein(s), nucleic acid(s) or other molecular structure(s) that is capable of being bound by an antibody and is identified by an identifier or sequence (including, by way of example, by reference to a transcript identifier such as NCBI Refseq transcript ID), a gene identifier (e.g., NCBI Refseq gene ID or ENSEMBL GENE ID).
1.69.“Target Combination” means any combination of two (2) or more Targets.
1.70.“Target Selection Term” means the time period that commences on the Effective Date and continues for three (3) years following the Effective Date.
1.71.“Term” shall have the meaning set forth in Section 9.1.
1.72.“Territory” means worldwide.
1.73.“Third Party” means with respect to Biotheus, any Person other than Biotheus or an Affiliate of Biotheus; with respect to Bambusa, any Person other than Bambusa or an Affiliate of Bambusa.
1.74.“Third Party Infringement Claim” shall have the meaning set forth in Section 7.4.
1.75.“Valid Claim” means [***].
2.Research Collaboration.
2.1.Overview. The purpose of the collaboration is (a) for Bambusa to nominate up to ten (10) Target Combinations in accordance with Section 2.2 (each such selected Target Combination, a “Selected Target Combination”) during the Target Selection Term, and (b) for Biotheus to design, identify, generate and develop Development Candidates Directed To each of the Selected Target Combinations and perform certain pre-clinical development activities relating thereto in good faith in order to proceed with at least three (3) to five (5) Research Programs during the Initial Term and each such Research Program shall have one or more Development Candidates that meet the DC Criteria. The collaboration shall be conducted on a Selected Target Combination-by-Selected Target Combination basis and each Selected

Target Combination shall have its own Research Program. The Parties hereby acknowledge and agree that each of the Initial Nominated Target Combinations shall be deemed as a Selected Target Combination, effective as of the Effective Date.
2.2.Gatekeeping. During the Target Selection Term, Biotheus will from time to time provide to the Gatekeeper a list of Target Combinations that are subject to [***] (the “Biotheus Excluded Target Combination List”). Biotheus shall update the Biotheus Excluded Target Combination List as soon as a Target Combination has become unavailable during such period. Bambusa shall provide to Gatekeeper the identity of a Target Combination (the “Proposed Target Combination”) in relation to which Bambusa wishes to commence a Research Program. Promptly upon receipt of the Proposed Target Combination, the Gatekeeper shall compare the Target Combinations identified on the Biotheus Excluded Target Combination List against the Proposed Target Combination and determine whether the Proposed Target Combination does (or does not) appear on the Biotheus Excluded Target Combination List. A Proposed Target Combination that does not appear on the Biotheus Excluded Target Combination List should be deemed available and a Research Program involving the Proposed Target Combination may commence. The Gatekeeper shall inform Bambusa in writing, copying Biotheus, whether a Proposed Target Combination is available within [***] Business Days following the receipt of the Proposed Target Combination from Bambusa. If a Proposed Target Combination is not available then Bambusa shall not be entitled to commence a Research Program involving the Proposed Target Combination; provided that Biotheus and Bambusa shall discuss in good faith to explore the possibility for Biotheus to accept such Proposed Target Combination as a Selected Target Combination notwithstanding such Proposed Target Combination being not available. The costs of the Gatekeeper incurred in carrying out the gatekeeping activities shall be shared by the Parties equally. The Parties will agree suitable terms of engagement with the Gatekeeper as reasonably required. The Parties acknowledge and agree that none of the Initial Nominated Target Combinations will appear on the Biotheus Excluded Target Combination List, and such Initial Nominated Target Combinations shall be deemed available for the purpose of the gatekeeping process under this Section 2.2.
2.3.Selection of Targets. The Parties shall jointly maintain a list of Selected Target Combinations (the “Selected Target Combination List”) which may be updated from time to time to include new Selected Target Combination nominated in accordance with the gatekeeping process set forth in Section 2.2 and remove the Selected Target Combination(s) terminated by the JSC in accordance with Section 3.2. If a Proposed Target Combination is available in accordance with the gatekeeping process set forth in Section 2.2 above and the Parties can reach an agreement through the JSC on a Research Plan (including the DC Criteria), such Proposed Target Combination shall become a Selected Target Combination and be added to the Selected Target Combination List. The JSC shall have the right to terminate a Research Program in accordance with Section 3.2. Upon such termination by the JSC, the applicable Research Program shall be terminated and the Target Combination that is the subject of such Research Program shall no longer be deemed to be a Selected Target Combination and shall be removed from the Selected Target Combination List. For clarity, Bambusa may not nominate a new Target Combination to commence a Research Program as a substitute for a terminated Research Program.
2.4.Preparation and Approval of Research Plan. Biotheus shall conduct its research activities for each Research Program pursuant to a research plan approved by the JSC (as such plan may be amended hereunder from time to time, a “Research Plan”). The Research Plan for each Research Program shall include, at a minimum, the following information: (a) the activities to be performed by Biotheus, including a timeline for such activities; (b) the budget for the activities to be performed under the Research Plan; and (c) the DC Criteria for such Research Program. No later than [***] days after the Gatekeeper informs that a Proposed Target Combination is available and Biotheus has received from Bambusa its specific research requests regarding such Proposed Target Combination (including target product profile or selection criteria to support the drafting of the Research Plan for such Proposed Target Combination), Biotheus shall prepare in good faith and submit to the JSC an initial draft of the Research Plan for the corresponding Research Program. The JSC shall review and approve the initial draft of each such draft Research Plan in accordance with Section 3.2. For clarity, the activities under a Research Plan shall not commence until the JSC has approved the Research Plan. The Research Plan for the Research Program for each Selected Target Combination shall, upon approval thereof by the JSC, be deemed incorporated into this Agreement. In the event of any conflict between the terms of this Agreement and the terms of a Research Plan, the terms of this Agreement shall control. Each Research Plan shall be reviewed and updated by the JSC from time to time in accordance with Section 3.2. During the Research Term of each Research Program, each Party shall have the right to submit to the JSC in writing proposed amendment(s) to the Research Plan for such Research Program, which amendment(s) shall be approved or rejected by the JSC in accordance with Section 3.2.
2.5.Conduct of Research Plan Activities. During the Research Term, each Party shall (a) use commercially reasonable efforts to perform the activities assigned to it under the applicable Research Plan in a professional and good scientific manner, in compliance with all applicable law, and in compliance with the applicable Research Plans; (b) cause that its Representatives perform the applicable Research Program in compliance with applicable law; (c) keep the other Party reasonably informed regarding the progress and results of the Research Program by providing an update to the other Party on the performance of the Research Program at each JSC meeting; and (d) make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising during the performance of any Research Program.
2.6.Books and Records. Biotheus shall maintain complete and accurate records related to all activities performed by Biotheus under a Research Program. All such books and records shall be retained by Biotheus until the later of: (a) [***] years after the end or termination of such Research Program; or (b) the statutory period as may be required by applicable law. During the Term, upon Bambusa’s written request and at Bambusa’s expense, Biotheus shall provide copies of such records (or such records shall be made available) for Bambusa’s reasonable review, audit and inspection upon reasonable notice and with reasonable frequency, provided that such inspection shall not occur more often than once per Calendar Year.
2.7.Payment of Research Fee. On a Research Program-by-Research Program basis, Bambusa shall pay Biotheus (or at Biotheus’ request, partially or wholly to Biotheus’ designee such as the Biotheus Upstream Licensor) a non-refundable (except provided otherwise in Section 2.8), non-creditable research fee of US$[***] (the “Research Fee”). The Research Fee of a Research Program for a Proposed Target Combination which is not an Initial Nominated Target Combination shall be payable by Bambusa within [***] Business Days following such Proposed Target Combination is added to the Selected Target Combination List. The Research Fee of a Research Program for an Initial Nominated Target Combination shall be payable by Bambusa upon the earlier to occur of (i) the lapse of [***] Business Days after closing of the Series A Preferred Shares financing of Bambusa and (ii) June 30, 2025. On a Research Program-by-Research Program basis, to the extent that Bambusa requests and Biotheus agrees to perform any additional research or development activities not set forth in the Research Plan (including but not limited to any research or development activities to progress a Lead Development Candidate or Option Compound to the PCC or IND stage, if applicable), the Parties shall discuss in good faith the financial considerations for such additional research or development activities.
2.8.Refund of Research Fee. On a Research Program-by-Research Program basis, the Parties acknowledge and agree that with respect to a given Research Program, Biotheus shall refund [***] of the Research Fee to Bambusa, if and only if Biotheus fails to cure within [***] days (or a longer period otherwise agreed by Bambusa) upon its receipt of Bambusa’s written notice that Biotheus fails to report any Lead Development Candidate identified, discovered, generated or developed in such Research Program to the JSC during the Research Term due to fraud, willful conduct or gross negligence of Biotheus.
3.Joint Steering Committee.
3.1.Compositions. Within [***] Business Days after the Effective Date, the Parties shall establish a joint steering committee (“JSC”) consisting of [***] representatives from each of Bambusa and Biotheus. Each of Bambusa and Biotheus may replace any or all of its representatives on the JSC at any time upon written notice to the other Party. The JSC shall have at least one (1) representative from each such Party with requisite decision-making authority such that the JSC is able to effectuate all of its decisions within the scope of its responsibilities. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the JSC as non-voting participants, subject to the confidentiality obligations of Article 11.
3.2.Responsibilities. During the Term, the JSC shall have the following responsibilities:
(i)serve as a forum for the Parties to discuss the collaboration hereunder;
(ii)review and oversee the activities performed by Biotheus under the Research Plan for each Research Program;
(iii)review and approve the initial Research Plan submitted by Biotheus for the Research Program for each Research Program;
(iv)review and update the Research Plan for each Research Program from time to time, including, if applicable, adopting any amendments to such Research Plans;
(v)review and discuss the data and other information arising from each Research Plan for each Research Program;
(vi)review each Data Package submitted by Biotheus and determine whether the Lead Development Candidate that is the subject of such Data Package has met the DC Criteria;
(vii)determine whether to terminate a Research Program, subject to confirmation by Bambusa; and
(viii)perform such other responsibilities as expressly delegated to it under this Agreement.
The JSC shall have only such rights, powers and authority as are expressly delegated to it under this Agreement, and such rights, powers and authority shall be subject to the terms and conditions of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, the JSC shall not have any right, power or authority: (a) to determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (b) to modify or amend the terms and conditions of this Agreement.
3.3.Meetings. During the Term, the JSC shall meet at least [***] every Calendar Quarter and more or less frequently as the Parties mutually deem appropriate, on such dates, and at such places and times, as provided herein or as the Parties shall agree. Meetings of the JSC may occur in person by telephone or by video conference. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate by the JSC. Each Party shall bear all expenses it incurs in regard to participating in all meetings of the JSC, including travel expenses. Biotheus’ representative shall be responsible for circulating the agenda for such meeting reasonably in advance of such meeting, provided that at Bambusa’s written request, Biotheus shall include on the agenda for a meeting any matter requested by Bambusa that is within the scope of the JSC’s responsibility or purview.
3.4.Minutes. Biotheus’ representative shall be responsible for preparing and circulating minutes of each meeting of the JSC within [***] days after such meeting. Minutes of JSC meetings shall set forth, among other things, a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC. Such minutes shall be effective only after being approved by both Parties. Definitive minutes of all JSC meetings shall be finalized no later than [***] days after the meeting to which the minutes pertain.
3.5.Decisions of the JSC. Except as otherwise provided herein, all decisions of the JSC shall be made by consensus, with each Party’s representatives on the JSC collectively having one (1) vote for all matters subject to the authority of the JSC. If the JSC is not able to reach consensus with respect to a particular matter, and the JSC is unable to resolve the dispute after endeavoring for [***] Business Days to do so, then the JSC shall refer such matter to each Parties’ respective Executive Officers. If the Executive Officers cannot resolve such dispute within [***] Business Days after the matter is first referred to them, then, the Executive Officer of Bambusa shall have the final decision-making authority on such matter to the extent the matter that is the subject of the dispute, subject to the exceptions as set forth in Section 3.6 below.
3.6.Exceptions to Bambusa’s Final Decision-Making Authority. In exercising the final decision-making authority, neither Bambusa nor its Executive Officer shall, without Biotheus’ prior written consent, (a) materially adjust, amend or modify a mutually agreed Research Plan (including the DC Criteria), (b) increase Biotheus’ financial or operational commitments by [***]% or more under an agreed Research Plan, or (c) exercise its final decision-making authority in a way that is in bad faith or unreasonable or to impose on Biotheus any undue burden or any obligation that is unfeasible or impractical. In addition, if the JSC cannot unanimously agree on whether a Lead Development Candidate has met the DC Criteria, the question shall be referred to an expert for independent determination. The Parties shall jointly appoint, in good faith, an independent expert with experiences in biopharmaceutical industry who is not a current employee, subcontractor, agent, or consultant of either Party or any of its Affiliates, or has not been a former employee, subcontractor, agent, or consultant of either Party or any of its Affiliates (an “Expert”). If Parties cannot jointly appoint one Expert within [***] days of either Party seeking in writing to jointly appoint one Expert with the other Party (“First Selection Period”), then each Party shall select one Expert within [***] days after expiration of the First Selection Period and the two Experts so selected shall mutually select a third Expert within [***] days after the appointment of the second Expert. The third Expert so selected shall be responsible for determining whether a Lead Development Candidate has met the DC Criteria. The Parties shall provide all information and materials reasonably requested by the Expert in formulating his or her opinion. The Expert shall be asked to make and deliver his or her opinion within [***] days after being selected and the Expert’s determination of whether a Lead Development Candidate has met the DC Criteria shall be final and binding on the Parties and the JSC.
3.7.Reporting to the JSC. With respect to a given Research Program, Biotheus shall be obligated to report in reasonable detail any and all Development Candidates identified, discovered, generated or developed in such Research Program and provide the JSC with monthly reports (in the form of a slide deck presentation at the JSC meeting or other mutually-agreed form) detailing its activities pursuant to the Research Plan for each pending Research Program and the results of such activities, without limitation of the foregoing, each monthly report provided by Biotheus shall include a list of the Development Candidates generated by Biotheus under each Research Program since the last JSC meeting or last monthly report. Any such reports or other information shared with the JSC by Biotheus shall be considered the Confidential Information of Biotheus.
3.8.Disbandment. The JSC shall remain in effect from the date on which it is established in accordance with Section 3.1 until, on a Research Program-by-Research Program basis, the expiration or termination of the Term for such Research Program.
4.Option.
4.1.Delivery of Data Package. As soon as practicable but in no event later than [***] days after the date on which Biotheus reasonably determines that a Development Candidate for a given Research Program has met the DC Criteria (each such Development Candidate as determined by Biotheus, a “Lead Development Candidate”), Biotheus shall provide a written notice thereof to the JSC, along with a Data Package for such Research Program.
4.2.Option Compound. Following receipt of the Data Package for a given Research Program, the JSC shall have a period of [***] days to review such Data Package to determine whether the Lead Development Candidate for such Research Program has met the DC Criteria. Any Lead Development Candidate that the JSC has determined meets the applicable DC Criteria shall be referred to herein as an “Option Compound.” On a Research Program-by-Research Program basis, in the event that the JSC reasonably determines that none of the Lead Development Candidate(s) for a Research Program has met the DC Criteria, Bambusa shall be entitled to elect to either (i) terminate the Research Program, or (ii) provide a written request to Biotheus to rework the Research Program by using commercially reasonable efforts to identify, discover, or generate at least one (1) additional Lead Development Candidate in such Research Program by giving written notice to Biotheus within [***] days after the JSC’s determination. If Bambusa elects the foregoing subclause (ii) but the cost of reworking would increase Biotheus’ financial or operational commitments as set forth in the originally agreed Research

Plan for such Research Program, the Parties shall discuss in good faith the allocation between the Parties of the additional costs incurred in connection with reworking of such Research Program. Bambusa may only exercise its right to request reworking only once with respect to each Research Program.
4.3.Information Requests. On a Research Program-by-Research Program basis, from time to time during the Option Period and Negotiation Period (if applicable) for such Research Program, Bambusa may make reasonable written requests to Biotheus for (i) any items that, in Bambusa’s reasonable determination made in good faith, should have been included in the Data Package for such Research Program pursuant to the Research Plan, but were not included therein, and (ii) any additional data or information relating to the Option Compounds that are within Biotheus’ possession and Control but are not expressly required to be included in such Data Package, to the extent that such data or information is reasonably necessary for Bambusa to evaluate the Option Compounds that are the subject of such Data Package (each such written notice, an “Information Request”). Biotheus shall use reasonable efforts to deliver to Bambusa the data and information in its possession and Control responsive to such Information Request as promptly as practicable but in any event within [***] Business Days following receipt of an Information Request, provided that Biotheus shall not be obligated to conduct any additional research activities for such Information Request.
4.4.Exclusive Option Grant. Subject to the terms and conditions of this Agreement, including the payment of the Research Fee by Bambusa pursuant to Section 2.7, on a Research Program-by-Research Program basis, Biotheus hereby grants to Bambusa an exclusive option (the “Option”) to obtain an exclusive license, with the right to grant sublicenses through multiple tiers (subject to the terms and conditions provided in the License Agreement), under the Licensed IP to optimize, develop, make, use, offer for sale, sell, import and export the Option Compound for such Research Program with respect to which Bambusa is exercising the Option (each, a “Selected Compound”) and the Products containing such Selected Compound in the Field in the Territory in accordance with the License Agreement (as defined below). The Option may be exercised by Bambusa by a written notice (e-mail suffices) to Biotheus prior to the expiration of the Option Period. For clarity, “Selected Compound” shall include any back-up compound Directed To the same Selected Target Combination corresponding to the Research Program with respect to which Bambusa is exercising the Option.
4.5.Option Exercise; License Agreement.
(i)On a Research Program-by-Research Program basis, during the Option Period, Bambusa shall evaluate in good faith whether to exercise the Option. Upon delivery by Bambusa to Biotheus of the written notice to exercise the Option, the Parties shall have [***] days (the “Negotiation Period”) to negotiate and execute a definitive license agreement upon the business and other terms set forth in Appendix I attached hereto (the “License Agreement”) on an exclusive basis. From and after the License Effective

Date, the applicable Selected Target Combination and associated Selected Compound(s) shall each become a “Licensed Target Combination” and “Licensed Compound(s)”, respectively.
(ii)On a Research Program-by-Research Program basis, if the Parties fail to reach a License Agreement during the Negotiation Period, then Biotheus will be free to research, develop, commercialize or otherwise exploit the applicable Selected Target Combination and associated Selected Compounds itself or, subject to the remainder of this Section 4.5(ii), enter into agreements with a Third Party in respect of such Selected Target Combination and associated Selected Compounds, provided that the terms and conditions in the definitive license agreement with such Third Party, taken as a whole, will be no less favorable to Biotheus than the applicable terms and conditions last offered by Bambusa to Biotheus in writing in such negotiations during the Negotiation Period.
4.6.Target & Compound Exclusivity. Except as otherwise permitted under this Agreement, during the Research Term, Option Period (if applicable) and Negotiation Period (if applicable) (whichever the last to expire) with respect to a given Research Program, without the prior written consent of Bambusa, Biotheus shall not, and shall cause its Affiliates not to,
(i)research, develop or commercialize, any product incorporating a bispecific antibody Directed To the Selected Target Combination with respect to such Research Program or a multispecific antibody Directed To any Target Combination that contains the Selected Target Combination with respect to such Research Program, either for its own benefit or on behalf of any Third Party (and shall not grant or maintain a license under any Patents or Know-How Controlled by Biotheus and/or its Affiliates in relation to such bispecific or multispecific antibody to any Third Parties to do so), in the Field in the Territory , other than for the performance of this Agreement,
(ii)assign, transfer, convey or otherwise sell to any Third Party any rights to Development Candidates or any Product derived therefrom in such Research Program in the Field in the Territory, and
(iii)conduct activities with any Third Party described in preceding subsection (i) and (ii).
For clarity, nothing in this Section 4.6 prevents Biotheus to research, develop or commercialize or otherwise exploit any product incorporating (i) a compound Directed To an Abandoned Target Combination or (ii) a compound Directed To a Target Combination that contains such Abandoned Target Combination but does not contain any Selected Target Combination or (iii) a compound Directed To any individual target component of the Selected Target Combination alone or together with other targets, but not the rest of the target component of the Selected Target Combination, in the Field in the Territory, either by itself or with a Third Party.

5.End of Collaboration & Exclusivity.
5.1.Abandoned Compounds & Abandoned Target Combinations. Except as otherwise set forth herein, on a Research Program-by-Research Program basis, immediately following (a) earlier termination of a Research Program, (b) expiration of the Option Period for a Research Program that Bambusa does not exercise the Option during the Option Period in accordance with Section 4.5, or (c) expiration of the Negotiation Period for a Research Program that Bambusa exercises the Option during the Option Period but the Parties fail to reach a License Agreement during the Negotiation Period in accordance with Section 4.5: (i) the Selected Target Combination and associated Development Candidates for such Research Program shall each become an “Abandoned Target Combination” and “Abandoned Compound(s)”, respectively; an Abandoned Target Combination shall be deemed not to be a “Selected Target Combination,” and Abandoned Compound(s) shall be deemed not to be “Development Candidates,” “Lead Development Candidates,” “Option Compounds” or “Licensed Compound” for the purpose of this Agreement; and (ii) subject to Section 5.2, Biotheus shall have the right to exploit in any manner any Development Candidate discovered, generated or created under such Research Program, including by licensing to any Third Party any Development Candidate under such Research Program. The exclusivity provisions set forth in Section 4.6 shall terminate with respect to any Abandoned Target Combination and the associated Abandoned Compounds.
5.2.Revenue Sharing for Abandoned Compounds. Following the expiration or termination of the Term, with respect to any product containing or comprising a given Abandoned Compound whether as a sole active ingredient or in combination with one or more other active ingredients, Biotheus shall pay Bambusa an amount of revenue sharing (the “Revenue Sharing”) determined as follows: (i) at a rate of [***], in the event Biotheus grants a license under all or any portion of the Licensed IP (as if such Abandoned Compound were a Licensed Compound for the purpose of determining the Licensed IP referred to in this clause) (a “License”) to a Third Party before end of Phase I Clinical Trial (as evidenced by completion of the last Phase I study) in the Territory and (ii) at a rate of [***], in the event Biotheus grants a License to a Third Party after end of Phase 1 Clinical Trial (as evidenced by completion of the last Phase I study) but prior to end of Phase II Clinical Trial (as evidenced by completion of the End-of-Phase II Meeting. No amount of Revenue Sharing shall be payable to Bambusa in the event Biotheus grants a License to a Third Party after end of Phase II Clinical Trial (as evidenced by completion of the End-of-Phase II Meeting). “End-of-Phase II Meeting” means the meeting(s) between the sponsor of an investigational drug and the FDA following completion of a key set of Phase II clinical studies in which it is determined whether it is safe to proceed to Phase III, Phase III program and protocols are evaluated and additional information necessary to support a marketing application for the uses under investigation are decided) in any Territory. “Biotheus Licensing Net Proceeds” means licensing payments to the extent received by Biotheus or its Affiliates directly and solely, as consideration of the grant of rights in and to an Abandoned Compound, including upfront fees, milestone payments and net royalties but deducting (i) expenses and taxes incurred on Biotheus in relation to such grant of rights; and (ii) costs and expenses directly incurred by Biotheus or its Affiliates to develop the Abandoned Compound in or for the Territory, including without limitation, any payment under Biotheus Upstream License and research and development costs. With respect to any product containing or comprising a given Abandoned Compound in combination with one or more other active ingredients, Biotheus will only pay the Revenue Sharing on Biotheus Licensing Net Proceeds that are allocable to the Abandoned Compound and not the other active ingredients, which will be calculated by [***], where A is the Parties’ good faith determination of the fair market value of the Abandoned Compound and B is the Parties’ good faith determination of the fair market value of other active ingredients licensed by Biotheus or any of its Affiliates; provided, however, [***].
6.Access to New Compound &ROFN Negotiation
6.1.ROFN on New Compound. Within [***] years following the Effective Date, if Biotheus identifies, discovers or develops any bispecific antibodies in the I&I Field but is not an Option Compound (each, a “New Compound”), and Biotheus intends to grant a license to a Third Party with respect to the research, development, manufacture and commercialization of products incorporating such New Compound in the I&I Field in the Territory, then, on a New Compound-by-New Compound basis, Biotheus shall provide to Bambusa a written notice of such New Compound, and upon Bambusa’s written election notice (“New Compound Election Notice”) to Biotheus no later than [***] days after receipt of Biotheus’ written notice of such New Compound, the Parties shall negotiate in good faith and on a non-exclusive basis for a period of up to [***] days (or a longer period otherwise agreed by the Parties, applicable if Bambusa is the only prospective licensee) to reach, a binding term sheet, which shall include an exclusivity clause for negotiation and execution of a definitive license agreement between Bambusa and Biotheus on an exclusive basis for [***] days following execution of the term sheet, regarding inclusion of such New Compound as a Licensed Compound under the License Agreement or the terms of a new license agreement with respect to the research, development, manufacture and commercialization of products incorporating such New Compound. The Parties agree that discussions or negotiations between the Parties concerning the New Compound shall be Confidential Information of each Party.
6.2.Lapse of ROFN. On a New Compound-by-New Compound basis, in the event that (i) Bambusa does not make the New Compound Election Notice within [***] days after receipt of Biotheus’ written notice of such New Compound, (ii) the Parties fail to reach an agreed term sheet within [***] days (or a longer period otherwise agreed by the Parties) following the delivery of New Compound Election Notice by Bambusa to Biotheus, or (iii) the Parties fail to execute a definitive license agreement within [***] following the execution of the binding term sheet, then Biotheus will be free to grant to any Third Party licenses or rights to such New Compound. For clarity, nothing in Sections 6.1 and 6.2 shall prevent Biotheus from researching, developing, manufacturing or commercializing products containing such New Compound in the Field in the Territory either through itself, its Affiliates or subcontractors.
7.Intellectual Property Rights
7.1.Background IP. As between the Parties, each Party will retain all right, title and interest in and to all of its Background IP.
7.2.Licensed IP. As between the Parties and subject to the rights and licenses granted under this Agreement, Biotheus or its Affiliates shall own all right, title and interest in and to all Licensed IP, irrespective of inventorship.
7.3.Pre-License Prosecution and Maintenance. On a Research Program-by-Research Program basis, during the Research Term, Option Period (if applicable) and Negotiation Period (if applicable) for a Research Program:
(i)[***] shall have the first right to the Prosecution and Maintenance of the Licensed Patents (as if the Development Candidates within such Research Program were the Licensed Compounds for the purpose of determining the Licensed Patents referred to in this clause) for such Research Program at its sole expense. [***] shall keep [***] reasonably informed of the status of such Licensed Patents and, prior to making any material filings or submissions to any governmental authority with respect to any of such Licensed Patents, shall provide a copy thereof to [***] for its review and comment. [***] shall provide [***] with a reasonable opportunity to comment on the Prosecution and Maintenance of such Licensed Patents before taking material action, and shall consider in good faith all reasonable comments consistent with this Agreement made thereon by [***].
(ii)[***] shall notify [***] of any decision not to file applications for, cease the Prosecution and Maintenance of, or not continue to pay the expenses for the Prosecution and Maintenance of, any Licensed Patents (as if the Development Candidates within such Research Program were the Licensed Compounds for the purpose of determining the Licensed Patents referred to in this clause) for such Research Program. [***] shall provide such notice at least [***] days prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Patents. In such event, [***] shall permit [***], at [***] own cost and expense, to file or to continue Prosecution and Maintenance of such Licensed Patents; provided, that [***] shall have no obligation to file or to continue Prosecution and Maintenance of any such Licensed Patents or to cover any expenses with respect thereto.
7.4.Pre-License Patent Enforcement. On a Research Program-by-Research Program basis, during the Research Term, Option Period (if applicable) and Negotiation Period (if applicable) for a Research Program, each of Biotheus and Bambusa shall promptly notify the other Party of any claim alleging that the development, manufacture or commercialization of the Development Candidates under such Research Program infringes, misappropriates, or otherwise violates any Patents, Know-How or other Intellectual Property Rights of any Third Party (“Third Party Infringement Claim”). In any such instance, Biotheus and Bambusa shall as soon as practicable thereafter discuss in good faith the best response to such notice of such Third Party Infringement Claim.
7.5.Pre-License Patent Defense. On a Research Program-by-Research Program basis, during the Research Term, Option Period (if applicable) and Negotiation Period (if applicable) for a Research Program, each of Biotheus and Bambusa shall promptly notify the other Party of any infringement by a Third Party of any Licensed Patent (as if the Development Candidates within such Research Program were the Licensed Compounds for the purpose of determining the Licensed Patents referred to in this clause) for such Research Program that [***] or any of its Affiliates has the right to enforce of which it becomes aware, including any declaratory judgment or similar action alleging the invalidity, unenforceability, or non-infringement with respect to such Patent. [***] will have the sole right, but not the obligation, to initiate an infringement or other appropriate suit with respect to any such Licensed Patent, at [***] sole discretion and at [***] sole cost and expense. If [***] recovers monetary damages in such claim, suit, or action, then such recovery will be owned by [***].
7.6.Post-License Arrangement. On a Research Program-by-Research Program basis, after the License Effective Date with respect to a given Research Program, Biotheus and Bambusa will be subject to the Prosecution and Maintenance obligations, the enforcement provisions, the defense provisions set forth in the applicable License Agreement with respect to such Research Program. For the avoidance of doubt, the provisions of this Article 7 shall not limit in any way the Prosecution and Maintenance provisions of any License Agreement nor will the Prosecution and Maintenance provisions of any License Agreement limit in any way the provisions of Article 7.
8.Taxes
8.1.All the payments payable by Bambusa to Biotheus hereunder shall include any and all applicable taxes to be levied on Biotheus, and Biotheus shall be responsible for such taxes. Bambusa shall be entitled to withhold from the applicable payment to Biotheus any tax required to be paid by Biotheus under the applicable laws for the account of Biotheus.
8.2.Bambusa shall promptly provide Biotheus with reasonable evidence of any taxes deducted or withheld pursuant to Section 8.1. Bambusa and Biotheus shall cooperate with respect to all documentation required by any taxing authority, the preparation of any tax returns, or reasonably requested by either Bambusa or Biotheus to secure a reduction in the rate of applicable taxes. Each of Bambusa and Biotheus shall provide the other Party and its Affiliates with reasonable assistance to enable Bambusa and Biotheus to recovery, as permitted by applicable laws, of tax withholdings resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such tax withholdings.
9.Term and Termination.
9.1.Term. On a Research Program-by-Research Program basis, the term of this Agreement (“Term”) shall begin on the Effective Date and, unless earlier terminated pursuant to Section 4.2 with respect to a given Research Program or the other provisions of this Article 9, will remain in effect for three (3) years following the Effective Date (the “Initial Term”), subject to renewal upon mutual agreement by the Parties (applicable if Biotheus reports at least one (1) Lead Development Candidate for such Research Program during the Initial Term) or subject to renewal for up to two (2) years upon a written notice by Bambusa (applicable if Biotheus fails to report at least one (1) Lead Development Candidate for such Research Program during the Initial Term); provided, however, that if the Research Term for any Research Program commenced prior to the Term and is still in effect at the end of such Term, then the Term shall automatically continue solely with respect to any such Research Program until the expiration or termination of the Research Term for such Research Program.
9.2.Termination for Material Breach. Either Party may terminate this Agreement for the material breach of this Agreement by the other Party, if such breach has not been cured within [***] days following receipt by the other Party of written notice of such breach, and a description of the circumstances giving rise thereto.
9.3.Termination for Bankruptcy. If either Party makes a general assignment for the benefit of, or an arrangement or composition generally with, its creditors, appoints or suffers appointment of an examiner or of a receiver or trustee over all or substantially all of its property, passes a resolution for its winding up, or files a petition under any bankruptcy or insolvency act or law or has any such petition filed against it which is not dismissed, discharged, bonded, or stayed within [***] days after the filing thereof and seeks to reject this Agreement, the other Party may treat this Agreement as terminated by such rejection, effective immediately upon written notice to such Party.
9.4.Termination for Non-Payment. In the event that Bambusa fails to pay Biotheus any payment due Biotheus hereunder within [***] Business Days after such payment has become due and payable, Biotheus shall have the right to terminate this Agreement with immediate effect by providing written notice to Bambusa.
9.5.Effects of Termination.
(a)The expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination, and any and all damages or remedies (whether at law or in equity) arising from any breach hereunder, each of which shall survive expiration or termination of this Agreement. Such expiration or termination shall not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article are in addition to any other relief and remedies available to any Party under this Agreement, at law, or in equity.
(b)On a Research Program-by-Research Program basis, unless the Parties have entered into a License Agreement with respect to a given Research Program in which case the terms and condition of such License Agreement shall govern, within [***] days after the effective date of termination of this Agreement with respect to such Research Program, Bambusa will, and will cause its Affiliates to, (i) destroy all written, electronic, or other materials containing Biotheus’ Confidential Information provided to Bambusa by Biotheus in connection with such Research Program, including all copies thereof, within [***] days of such termination, and provide written certification of such destruction to Biotheus, and (ii) return to Biotheus the tangible items of Biotheus’ Confidential Information, as Biotheus may direct, at Bambusa’s expense.
9.6.Surviving Provisions. Without limiting the provisions of Section 9.4, the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement shall survive the expiration or termination of this Agreement (to the extent in effect as of the Effective Date), in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Article 1 (to the extent terms defined therein are used in or necessary to interpret other surviving provisions), Section 2.7 (solely with respect to any payment or obligation accrued prior to expiration or termination of this Agreement), Article 5, Article 6, Section 9.4, Section 9.5, Article 11, Section 12.2 and Article 13.
10.Representations and Warranties
10.1.Representations and Warranties of Each Party. Each Party represents and warrants to each other Party that:
(a)It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. It has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized, and this Agreement is a valid and legal agreement binding on it in accordance with its terms.
(b)There is no pending or, to its knowledge, threatened litigation involving it which would have any effect on this Agreement or on its ability to perform its obligations hereunder; and
(c)There is no indenture, contract, or agreement to which it is a party or by which it is bound which prohibits or would prohibit the execution and delivery by it of this Agreement or the performance or observance by it of any term or condition of this Agreement.
10.2.Additional Representations and Warranties of Biotheus. In addition to the above, Biotheus hereby represents and warrants to Bambusa as follows:
(a)neither it nor any of its Affiliates have entered or will enter, directly or indirectly, into any contract or any other transaction with any Third Party or Affiliate that conflicts with its obligations under this Agreement;
(b)it has the unencumbered right to the Licensed IP and the right, power and authority to use the Licensed IP (as if the Development Candidates were Licensed Compounds for the purpose of determining the Licensed IP referred to in this clause) in performance of the Research Plans and the performance of its obligations under this Agreement, in each case in accordance with the terms hereof; and
(c)each Representative employed or engaged by Biotheus or its Affiliate to conduct the activities under a Research Program has executed an agreement assigning its entire right, title and interest in and to Licensed IP (as if the Development Candidates were Licensed Compounds for the purpose of determining the Licensed IP referred to in this clause) to Biotheus.
11.Confidentiality
11.1.Nondisclosure. Each Party agrees that a Party (the “Receiving Party”) which receives the Confidential Information of another Party (the “Disclosing Party”) pursuant to this Agreement shall: (a) maintain in confidence such Confidential Information using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Article 11; and (c) not use such Confidential Information for any purpose except those permitted under this Agreement. The obligations of confidentiality, non-disclosure, and non-use under this Section 11.1 shall be in full force and effect from the Effective Date until [***] years following the expiration of the Term; provided that, for any trade secret contained therein, such obligations shall survive after the foregoing period until such time as the relevant information is no longer a trade secret. The Receiving Party shall return all copies of or destroy the Confidential Information of the Disclosing Party disclosed or transferred to it by the Disclosing Party pursuant to this Agreement within [***] Business Days after the expiration or termination of this Agreement; provided, however, that the Receiving Party may retain one (1) copy of all Confidential Information in archives solely for the purpose of establishing the contents thereof.
11.2.Exceptions. Section 11.1 shall not apply with respect to any portion of the Confidential Information of the Disclosing Party to the extent that such Confidential Information:
(i)was known to the Receiving Party or any of its Affiliates, as evidenced by written records, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;
(ii)is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;
(iii)is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or
(iv)is independently developed by or for the Receiving Party or any of its Affiliates, as evidenced by written records, without reference to or reliance upon the Disclosing Party’s Confidential Information.
Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself are published or available to the general public or in the rightful possession of the Receiving Party.
11.3.Authorized Disclosure.
(i)Disclosure. Notwithstanding Section 11.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:
(a)subject to Section 11.5, to comply with applicable laws (including the rules and regulations of the U.S. Securities and Exchange Commission or any national securities exchange in any applicable jurisdiction) (collectively, the “Securities Regulators”) or with judicial process (including prosecution or defense of litigation) if, in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance or for such judicial process (including prosecution or defense of litigation); and

(b)disclosure to a) any of its officers, employees, consultants, agents, or Affiliates in connection with activities under this Agreement, or b) any actual or potential acquirers, investors, lenders or collaborators as part of their due diligence investigations, subject to prior written notice to the other Parties; provided, that, prior to any such disclosure, each such disclosure is bound by written obligations of confidentiality, non-disclosure, and non-use no less restrictive than the obligations set forth in this Article 11 to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 11.3(i)(b), the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 11.3.(i)(b) to treat such Confidential Information as required under this Section 11.
(ii)Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 11.3, such disclosure shall not cause any such information to cease to be Confidential Information, except to the extent that such disclosure results in a public disclosure of such information other than by breach of this Agreement.
11.4.Terms of this Agreement. The Parties agree that this Agreement and the terms hereof shall be deemed to be Confidential Information of each Party (with each Party being the Receiving Party of such Confidential Information), and each Party agrees not to disclose this Agreement or any terms hereof without obtaining the prior written consent of the other Parties; provided, that each Party may disclose this Agreement or any terms hereof in accordance with the provisions of Section 11.3 or Section 11.5, as applicable.
11.5.Securities Filings; Disclosure under applicable law. Each Party acknowledges and agrees that the other Parties may submit this Agreement to, or file this Agreement with, the Securities Regulators or to other Persons as may be required by applicable laws, and if a Party submits this Agreement to, or files this Agreement with, any Securities Regulator or other Person as may be required by applicable laws, such Party agrees to consult with the other Parties with respect to the preparation and submission of a confidential treatment request for this Agreement.
11.6.Publicity.
(i)Subject to Section 11.3, Section 11.5 and this Section 11.6(i), no Party shall, and shall cause its Affiliates not to, issue any press release, publication (including publications in journals, posters, presentations at conferences, and abstracts submitted in advance of conferences), or other public statement disclosing this Agreement the activities and rights hereunder, or the transactions contemplated hereby, without first obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, that each Party shall be authorized to make any disclosure, without first obtaining the prior written consent of the other Party, that is required by applicable law (including the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934), the rules of any Securities Regulator, or by judicial process, subject to and in accordance with Section 11.3 and Section 11.5, as applicable. The non-disclosing Party shall have at least [***] Business Days to review any proposed publication and shall have the right to a) require modifications of any such publication: (i) to protect such Party’s Confidential Information; or (ii) for trade secret reasons or reasonable business reasons; and/or b) delay such publication for an additional period up to [***] Business Days as may be reasonably necessary to seek patent protection for the information disclosed in such proposed publication. The contents of any press release, publication, or other public statement that has been reviewed and approved by a Party may be re-released without first obtaining such Party’s prior written consent in accordance with this Section 11.6(i).
(ii)Notwithstanding the foregoing Section 11.6 (i) and Section 11.4, the Parties shall mutually agree to a press release or public announcement regarding this Agreement and the terms hereof, such press release or public announcement to be issued promptly after the Effective Date, or as otherwise agreed by the Parties. Each Party shall be authorized to use the information disclosed in any mutually approved press release or public announcement without the need to seek further consent or approval thereof from the other Parties.
11.7.Use of Names. Except as otherwise expressly set forth herein, no Party (nor any of its respective Affiliates) shall use the name, trademark, trade name, or logo of any other Party or any of its Affiliates, or its or their respective employees, in any publicity, promotion, news release, or other public disclosure relating to this Agreement or its subject matter, without first obtaining the prior written consent of the other such Party; provided, that such consent shall not be required to the extent use thereof may be required by applicable laws. Each Party shall be authorized to use the name, trademark, trade name, or logo of another Party in the manner that such other Party has previously approved, without the need to seek further consent or approval thereof from such other Party.
12.Indemnification
12.1.General Indemnification. Each Party hereby agrees to defend, indemnify, and hold harmless the other Party, its Affiliates, and their Representatives (each, an “Indemnitee”) from and against any and all from and against any and all losses, damages, liabilities, expenses, and costs, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party to the extent such Losses result from: (a) the negligence or willful misconduct of such Party and/or its Representative in the performance of this Agreement; or

(b) the material breach by such Party of this Agreement.
12.2.Limitation of Liability. NO PARTY, NOR ANY OF ITS RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTIES OR THEIR REPRESENTATIVES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION, OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.
13.Miscellaneous.
13.1.Further Assurance. Each Party shall execute, acknowledge, and deliver such further instruments, and do all such other ministerial, administrative, or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.
13.2.Severability. If one (1) or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid, or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid, or unenforceable term or provision in any other situation or in any other jurisdiction, and the term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid, or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid, or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is void, invalid, or unenforceable, the Parties agree to: (a) reduce the scope, duration, area, or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good-faith effort to replace any void, invalid, or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.
13.3.Assignment. Neither Party may assign or transfer this Agreement and/or any or all of its rights and obligations hereunder without the prior written consent of the other Party, except that Biotheus may assign its rights to receive payments due under this Agreement without Bambusa’s consent; provided, however, that either Party may assign or transfer this Agreement together with all of its rights and obligations hereunder, without such consent (but with written notice to the other Party), (a) to an Affiliate or (b) to a successor in interest in the event of its stock sale, merger or consolidation, reorganization or similar transaction, subject to (i) the assignee agreeing in writing to be bound by the terms and conditions of this Agreement, and (ii) the assignor being jointly and severally liable with the assignee for fulfilment of all of the obligations of the assignee under this Agreement. Any assignment in violation of this Section 13.3 will be null and void. In addition, Bambusa’s failure to comply with the foregoing covenant shall constitute a material breach of Bambusa, which shall entitle Biotheus to terminate this Agreement with respect to the relevant Research Program in accordance with Section 9.2 of this Agreement.
13.4.Force Majeure. Neither Bambusa nor Biotheus will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither will be in breach of its obligations, to the extent such failure or delay is due to a Force Majeure; provided, however, that a Force Majeure will not excuse any Party from any payment obligations to the other Party under this Agreement. In event of such Force Majeure, the Party affected will use reasonable efforts to avoid or remove such causes of non-performance, and will continue to perform hereunder with reasonable dispatch whenever such causes are removed. The Party invoking such Force Majeure rights of this Section 13.4 (Force Majeure) must promptly notify the other Party by courier or overnight dispatch (e.g., Federal Express) within a period of [***] days of both the first and last day of the Force Majeure. If the affected Party’s failure to perform due to such Force Majeure continues for a period of [***] days or more, then the unaffected Party may terminate this Agreement upon written notice to the affected Party.
13.5.Governing Law; Dispute Resolutions. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles relating to conflicts of law. Any dispute arising out of or in connection with this Agreement shall be submitted to the American Arbitration Association (“AAA”) for arbitration in accordance with the rules of AAA as in effect at the time of the arbitration. The seat, or legal place, of arbitration will be in New York. There shall be three arbitrators, one of whom shall be appointed by each party. The third arbitrator, who shall be the presiding arbitrator, shall be appointed by the two arbitrators appointed by the Parties, or if the parties fail to agree on the third arbitrator within [***] days, in accordance with the AAA rules. If the issues in dispute involve scientific, technical or commercial matters, the arbitrators chosen hereunder shall engage experts having educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute.
13.6.Notices. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, or sent via a recognized national overnight delivery service (e.g., Federal Express or DHL), or electronic mail, addressed as follows (or as otherwise designated by the appropriate Party from time to time):
To Biotheus:

Biotheus Inc.
Attention:
Email:
To Bambusa:
Bambusa Therapeutics, Inc.
Attention: Shanshan Xu
Email:
or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.
13.7.Entire Agreement. This Agreement (and the annexed appendices) constitute the entire agreement between the Parties, and no amendment, variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both Parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between Biotheus and Bambusa relating to the subject matter hereof.
13.8.Waivers. No waiver by either Party of any non-performance or violation by the other Party of any of the covenants, obligations or agreements of such other Party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by either Party be deemed to be a waiver by such Party of its rights or remedies with respect to such violation or non-performance.
13.9.Headings. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.
13.10.Relationship of the Parties. It is not the intent of the Parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the Parties shall be limited to those set out herein and such obligations shall be several and not joint.
13.11.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Portable Document Format sent by electronic means. Signatures of authorized signatories of the Parties transmitted by facsimile or sent by electronic means in Portable Document Format shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

Biotheus Inc./ 普米斯生物技术（珠海）有限公司

By:/s/ Xiaolin Liu

Name: Xiaolin Liu

Title: Chairman & CEO

Bambusa Therapeutics, Inc.

By: /s/ Shanshan Xu

Name: Shanshan Xu

Title: Authorized Representative

By: /s/ Isabelle Müldner

Name: Isabelle Müldner

Title: Authorized Representative

Appendix I - Key Terms of License Agreement
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